SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   August 2, 2012

SECURE WINDOW BLINDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54009	20-5982715
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

545 Second Street., #6 Encinitas, CA 92024	89703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (905) 732-3299

112 North Curry Street Carson City, Nevada, 89703
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2012 (the “Closing Date”), Secure Window Blinds, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) by and among the Company, Anthony Pizzacalla, a former stockholder of the Company, James Edward Lynch, JR. and Dallas James Steinberger pursuant to which Mr. Pizzacalla sold to Messrs. Lynch and Steinberger an aggregate of 10,000,000 shares of the Company’s common stock which constitutes 94% of the Company’s then outstanding common stock, in exchange for payment by Messrs. Lynch and Steinberger from their personal fund in an amount of $10,000 (the “Transaction”).  Under the Agreement, Mr. Lynch and Mr. Steinberger each purchased 5,000,000 shares of the Company’s common stock, respectively.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”) and is incorporated herein by reference.

Item 5.01 Change in Control of Registrant.

The information contained in Item 1.01 of this Report is incorporated herein by reference in its entirety in response to this Item 5.01.

As a result of the Transaction, Messrs. Lynch and Steinberger acquired 94% of the Company’s outstanding shares of common stock from Mr. Pizzacalla.

Upon the consummation of the Transaction, we ceased our business of offering our window blind system products, and we now operate, through TheFreeButton.com, as an instant-win promotion online site where users can click the “Free Button” without entering uses’ emails to instantly win the products offered on our homepage without entering their email.

We offer top-line and premier products on our site that users have an opportunity to win.  We partner with companies which provide the products for free giveaway and these partner companies will also pay cash equal to 50% retail value of the product. The partner companies, in return, receive 100% of the advertising space (conquest advertising) on our site around the product giveaway/showcase. Our partner companies also receive engaging and entertaining non-biased editorial about the product and the opportunity to have discount offers driving customer back to the partners’ site. We intend to grow traffic and revenue. Our long-term goal is to be purchased by 2015 based on traffic and revenue.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

(a)  Resignation of Officer

Upon the closing of the Transaction, Anthony Pizzacalla submitted a resignation letter pursuant to which he resigned as a director, President, Chief Financial Officer, Secretary and Treasurer of the Company, effective as of the Closing Date. Mr. Pizzacalla’s resignation was not the result of any disagreement with us on any matter relating to our operations, policies (including accounting or financial policies) or practices.

(b)  Appointment of Directors and Officers

On the Closing Date, James Edward Lynch, JR. and Dallas James Steinberger were each elected by our stockholders to serve as a member of the Company’s Board of Directors. In addition, Mr. Lynch was appointed by our Board of Directors as the Company’s President, Chief Executive Officer and Secretary and Mr. Steinberger was appointed as the Company’s Vice President and Treasurer. The appointments of Messrs. Lynch and Steinberger as a member the Company’s Board of Directors and as the Company’s officers were effective immediately on the Closing Date upon the consummation of the Transaction.

A brief description of the background experience of our two new officers and directors is as follows:

James Edward Lynch, JR., 44

Mr. Lynch has 17 years business and managerial experience in advertising and media industry. In November 2009, James launched a boutique sales & consulting firm, Media Rhythm, representing various media properties including over 30 magazines (Surfer, Motor Trend, Surfing, Automobile, Hot Rod, Powder, Snowboarder, Alert Diver, Shutterbug, just to name a few), 30 websites, and 20 sponsor-able events.  This firm also operates as an apparel sales rep firm and consulting group. In the past 13 years, Mr. Lynch also served as the Vice President of national sales at Action Sports Group, managing 7 Magazines, 12 websites, 14 events, and multiple employees. He has seen years of success creating and implementing integrated advertising & marketing programs in Online, Print, and Event Media Properties.

The Board considers Mr. Lynch’s experience in advertising and media industry and skills in management, strategy and implementation qualify him to serve as a member of the Board.

Dallas James Steinberger, 27

Mr. Steinberger has been involved in online business for the last ten years, from online brand development, marketing and social networking to coding, design and implementation of multiple sites. He has been an independent web design studio owner and managed the online presence for Action Sports Group, a major publisher of action sports magazines. From 2008 to 2011 while working at Action Sports Group as the Senior Web Producer, he managed the content creation and online publishing schedule for ten magazine sites including Surfermag.com, Powdermag.com and Bikemag.com.

The Board considers Mr. Steinberger’s experience in online marketing qualifies him to serve as a member of the Board.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board of Directors.

Family Relationships

There are no family relationships between our directors and officers.

Item 9.01 Financial Statement and Exhibits.

(d)	Exhibits.

10.1 Stock Purchase Agreement among the Company, Anthony Pizzacalla, James Edward Lynch, JR. and Dallas James Steinberger, dated August 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Secure Window Blinds, Inc. By: /s/ James Edward Lynch, JR. Name: James Edward Lynch, JR. Title: President and Chief Executive Officer Dated: August 2, 2012